Exhibit 10.11(a)

EMPLOYMENT AGREEMENT

AMENDMENT

WHEREAS, by letter dated August 29, 2001, Cabot Oil & Gas Corporation (the “Company”) made an offer of employment to Mr. Dan O. Dinges (“Employee”) to serve as President and Chief Operating Officer of the Company and, having accepted this offer of employment, Employee endorsed such letter by affixing his signature thereto on September 17, 2001; and

WHEREAS, such letter sets forth the terms of the compensation and benefits arrangement applicable to Employee’s service with the Company and constitutes a binding agreement (the “Agreement”) between the Company and Employee; and

WHEREAS, the Company and Employee now desire to amend the Agreement to reflect the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the related regulations and guidance thereunder (collectively, “Section 409A”) and to provide for the treatment of certain equity awards in a manner consistent with the Company’s current practices;

NOW, THEREFORE, the Company and Employee hereby amend the Agreement, effective as of December 31, 2008, as follows:

1. The second sentence of the first paragraph of the fifth bullet point in the Agreement is amending by deleting clause (i) thereof and replacing it with a new clause (i), as follows:

“(i) a lump-sum cash payment equal to the sum of (a) two times your base salary and (b) two times your annual target bonus; provided, however, that such payment shall be made on the 15th business day following the date of your termination of employment unless you are treated by the Company as a specified employee within the meaning of Section 409A on the date of your termination, in which case the payment of this amount shall be made on the 15th business day following the earlier of (i) the expiration of six months from the date of your termination of employment or (ii) your death;”.

2. The second sentence of the first paragraph of the fifth bullet point in the Agreement is amended by adding at the end of the sentence the following:

“(v) full vesting of all of your performance shares at 100% payout, to be settled as provided in the applicable award documents and (vi) full vesting of all your stock appreciation right (“SAR”) awards from the Company.”

3. The third sentence of the first paragraph of the fifth bullet point in the Agreement is amended by deleting the sentence and replacing it with the following:

“The stock options and the SARs will continue to be exercisable until the earlier of (a) the third anniversary of the date of your termination or (b) the date on which the stock option or SAR would have expired had you remained an employee.”

4. The third sentence of the sole paragraph of the tenth bullet point in said Agreement is deleted in its entirety and the following new sentences are added at the end of such paragraph, as follows:

“Ownership of any such club membership shall transfer to you, with the Company paying all expenses associated with the transfer, on the 15th business day following the date on which you have completed seven years of employment with the Company, or, if applicable, on the 15th business day following your termination of employment for any reason; provided, however, that if you are treated by the Company as a Specified Employee within the meaning of Section 409A on the date of your termination, such transfer shall be made on the 15th business day following the expiration of six months from the date of your termination of employment.”

5. The second sentence of the eleventh bullet point in said Agreement is deleted and is replaced in its entirety, as follows:

“In the event of a Change in Control of the Company (as such term is defined in the Change in Control Agreement), you shall receive the more generous of the benefits provided to you under the terms of (a) this Agreement or (b) the Change in Control Agreement, as determined on a benefit-by-benefit basis.”

6. Two new bullet points are added after the last bullet point in the Agreement, as follows:

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“All reimbursements pursuant to this Agreement shall be made in accordance with Treasury Regulation §1.409A-3(i)(1)(v) such that the reimbursements will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, the amounts reimbursed under this Agreement during the Executive’s taxable year may not affect the amounts reimbursed in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred, and the right to reimbursement is not subject to liquidation or exchange for another benefit.”

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“It is intended that the terms of your compensation arrangement, as set forth in this letter, shall satisfy the requirements of Code Section 409A and that the Agreement be operated in a manner consistent with such requirements to the extent applicable. This Agreement shall not be amended or terminated in a manner that would cause the Agreement or any amounts payable under the

Agreement to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment or termination that may reasonably be expected to result in such non-compliance shall be of no further force or effect with respect to the Agreement.”

IN WITNESS WHEREOF, the parties have executed this Amendment on this 17th day of December, but effective as of December 31, 2008.

EMPLOYEE	CABOT OIL & GAS CORPORATION

/s/ Dan O. Dinges	/s/ William P. Vititoe
Dan O. Dinges	By:	William P. Vititoe
	Title:	Director and Compensation Committee Chairman